Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated March 25, 2010

The Currency MITTS® are being offered by Bank of America Corporation (“BAC”). The Currency MITTS will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the Currency MITTS involves a number of risks. There are important differences between the MITTS and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-4. MITTS:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$0.175	$
Proceeds, before expenses, to Bank of America Corporation	$9.825	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.125 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.825 per unit and $0.00 per unit, respectively.

*Depending on the date the Currency MITTS® are priced for initial sale to the public (the “pricing date”), which may be in April or May 2010, the settlement date may occur in April or May 2010 and the maturity date may occur in April or May 2012. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

April     , 2010

Units Expected Pricing Date* April , 2010

Currency Market Index Target-Term Securities® Settlement Date* May , 2010

Linked to an Emerging Market Currency Basket vs. the Euro, Maturity Date* May , 2012

due May , 2012 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Currency Market Index Target-Term Securities®

140% - 160% participation in any increase in the value of an Emerging Market Currency Basket vs. the Euro, which represents a long position in the Brazilian real, the Russian ruble, and the Indonesian rupiah relative to the euro

90% principal protected at maturity against decreases in the value of the Emerging Market Currency Basket vs. the Euro

A maturity of approximately two years

Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

STRUCTURED INVESTMENTS

PRINCIPAL PROTECTION

ENHANCED INCOME

MARKET PARTICIPATION

ENHANCED PARTICIPATION

Bank of America

Summary

The Currency Market Index Target-Term Securities® Linked to an Emerging Market Currency Basket vs. the Euro, due May , 2012 (the “MITTS”) are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral, and they are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The MITTS will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the MITTS, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the MITTS are linked is an “Emerging Market Currency Basket vs. the Euro,” which tracks the value of an approximately equally weighted investment in the Brazilian real, the Russian ruble, and the Indonesian rupiah (each an “underlying currency”), based on the exchange rate for each underlying currency relative to the euro (“the Exchange Rate Measure”). The MITTS provide investors with a 140% to 160% participation rate in increases in the value of the Exchange Rate Measure from the Starting Value, which will be set to 100 on the pricing date, to the Ending Value, as determined on a calculation day shortly before the maturity date. Investors should be of the view that the value of the Exchange Rate Measure will increase (that is, the underlying currencies will strengthen relative to the euro) over the term of the MITTS. Investors must be willing to forgo interest payments on the MITTS and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the MITTS

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Approximately two years
Exchange Rate Measure:	An Emerging Market Currency Basket vs. the Euro, which tracks the value of an approximately equally weighted investment in the Brazilian real, the Russian ruble, and the Indonesian rupiah, based on the exchange rate for each underlying currency relative to the euro.
Initial Exchange Rates:	The Initial Exchange Rate for each underlying currency will be determined on the pricing date, in the manner and subject to postponement as more fully described below, and will be set forth in the final term sheet that will be made available in connection with sales of the MITTS.
Starting Value:	The Starting Value of the Exchange Rate Measure will be set to 100 on the pricing date.
Ending Value:	The value of the Exchange Rate Measure on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described below under “The Emerging Market Currency Basket vs. the Euro.” If it is determined that the scheduled calculation day is not a business day, or if any of the exchange rates applicable to any underlying currency is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described below.
Calculation Day:	The fifth scheduled business day immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.
Participation Rate:	The Participation Rate will be between 140% and 160%. The actual Participation Rate will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.
Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the MITTS

On the maturity date, you will receive a cash payment per MITTS (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the MITTS at maturity, based on the hypothetical Participation Rate of 150% (the midpoint of the Participation Rate range of 140% to 160%), the Base Value of $10.00, and the Minimum Redemption Amount of $9.00. The blue line reflects the hypothetical returns on the MITTS, while the dotted gray line reflects the hypothetical returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Participation Rate, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Base Value of $10.00 (per unit), the Minimum Redemption Amount of $9.00 (per unit), the Starting Value of 100.00, and a hypothetical Participation Rate of 150% (the midpoint of the Participation Rate range of 140% to 160%).

Example 1 — The hypothetical Ending Value is equal to 50.00:

Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(100.00 - 50.00)	]	= $5.00 and (b) $9.00
100.00

Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is equal to 97.00:

Redemption Amount (per unit) = $10 –	[	$10 ×	(100.00 - 97.00)	]	= $9.70
100.00

Example 3 — The hypothetical Ending Value is equal to 120.00:

Redemption Amount (per unit) = $10 +	[	$10 × 150% ×	(120.00 - 100.00)	]	= $13.00
100.00

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values of the Exchange Rate Measure:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the MITTS (rounded to two decimal places);
▪	the total rate of return to holders of the MITTS; and
▪	the pretax annualized rate of return to holders of the MITTS.

The table below is based on a hypothetical Participation Rate of 150% (the midpoint of the Participation Rate range of 140% to 160%), the Base Value of $10.00 (per unit), and the Minimum Redemption Amount of $9.00 (per unit).

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the MITTS	Pretax Annualized Rate of Return on the MITTS (1)
45.00	-55.00%	$9.00	-10.00%	-5.20%
50.00	-50.00%	$9.00	-10.00%	-5.20%
55.00	-45.00%	$9.00	-10.00%	-5.20%
60.00	-40.00%	$9.00	-10.00%	-5.20%
65.00	-35.00%	$9.00	-10.00%	-5.20%
70.00	-30.00%	$9.00	-10.00%	-5.20%
75.00	-25.00%	$9.00	-10.00%	-5.20%
80.00	-20.00%	$9.00	-10.00%	-5.20%
85.00	-15.00%	$9.00	-10.00%	-5.20%
90.00	-10.00%	$9.00(2)	-10.00%	-5.20%
95.00	-5.00%	$9.50	-5.00%	-2.55%
97.00	-3.00%	$9.70	-3.00%	-1.52%
98.00	-2.00%	$9.80	-2.00%	-1.01%
99.00	-1.00%	$9.90	-1.00%	-0.50%
100.00	0.00%	$10.00	0.00%	0.00%
105.00	5.00%	$10.75	7.50%	3.65%
110.00	10.00%	$11.50	15.00%	7.11%
115.00	15.00%	$12.25	22.50%	10.41%
120.00	20.00%	$13.00	30.00%	13.56%
125.00	25.00%	$13.75	37.50%	16.57%
130.00	30.00%	$14.50	45.00%	19.47%
135.00	35.00%	$15.25	52.50%	22.25%
140.00	40.00%	$16.00	60.00%	24.94%
145.00	45.00%	$16.75	67.50%	27.53%
150.00	50.00%	$17.50	75.00%	30.03%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from March 19, 2010 to March 19, 2012, a term expected to be similar to that of the MITTS.

(2)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the MITTS.

(3)	The Starting Value will be set to 100 on the pricing date.

The above figures are for purposes of illustration only. The actual Redemption Amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Participation Rate, Ending Value, and the term of your investment.

Risk Factors

There are important differences between the MITTS and a conventional debt security. An investment in the MITTS involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the MITTS in the “Risk Factors” sections included in product supplement MITTS-4 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate Measure.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the MITTS while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the MITTS.

▪	A trading market is not expected to develop for the MITTS.

▪	The Redemption Amount will not be affected by all developments relating to the Exchange Rate Measure.

▪

If you attempt to sell the MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the MITTS.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the MITTS.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the MITTS depends on the exchange rates, which are affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of Brazil, Russia, Indonesia, the United States, and the European Union.

▪	Even though currencies trade around-the-clock, the MITTS will not trade around-the-clock, and the prevailing market prices for the MITTS may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies, the euro and the U.S. dollar may adversely affect the value of the MITTS.

▪	The MITTS are payable only in U.S. dollars and you will have no right to receive any payments in the euro or in any underlying currency.

▪

The U.S. federal income tax consequences of the MITTS are uncertain and may be adverse to a holder of the MITTS. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement MITTS-4.

Additional Risk Factor

Changes in the exchange rates of the underlying currencies relative to the U.S. dollar or in the exchange rate of the euro relative to the U.S. dollar may affect the Redemption Amount, particularly during days on which one or more of the exchange rates are not published.

The calculation agent will determine the Initial Exchange Rate and the Final Exchange Rate for the underlying currencies based on their respective exchange rates relative to the U.S. dollar, as well as the exchange rate of the euro relative to the U.S. dollar (as described below). During a Non-Publication Event (as defined below), the calculation agent may calculate the exchange rate of the euro relative to the U.S. dollar and the exchange rates for the underlying currencies relative to the U.S. dollar on different days. A weakening of any underlying currency relative to the U.S. dollar or a strengthening of the euro relative to the U.S. dollar during those days could reduce the Redemption Amount.

Investor Considerations

You may wish to consider an investment in the MITTS if:

▪

You anticipate that the Ending Value of the Exchange Rate Measure will be greater than the Starting Value. In other words, you anticipate that the underlying currencies will strengthen relative to the euro over the term of the MITTS.

▪	You accept that you may lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the MITTS, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the MITTS. You understand that secondary market prices for the MITTS, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the MITTS.

The MITTS may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value of the Exchange Rate Measure will be less than the Starting Value. In other words, you anticipate that the underlying currencies will weaken relative to the euro over the term of the MITTS.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the MITTS prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the MITTS.

Other Provisions

We may deliver the MITTS against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the MITTS occurs more than three business days from the pricing date, purchasers who wish to trade the MITTS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the MITTS, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agents in the distribution of the MITTS. Accordingly, offerings of the MITTS will conform to the requirements of NASD Rule 2720. Under our distribution agreement with the selling agents, MLPF&S will purchase the MITTS from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for MITTS sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the MITTS, the MITTS will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the MITTS but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Emerging Market Currency Basket vs. the Euro

The MITTS are designed to allow investors to participate in the movements of the Exchange Rate Measure over the term of the MITTS. The Exchange Rate Measure is designed to track the value of an approximately equally weighted investment in the Brazilian real, the Russian ruble, and the Indonesian rupiah, based on the exchange rate of each underlying currency relative to the euro. The MITTS provide upside participation at maturity if the value of the Exchange Rate Measure increases (that is, the underlying currencies strengthen relative to the euro) over the term of the MITTS.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one euro can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the euro; a decrease in the applicable exchange rate means that the value of the relevant underlying currency has strengthened against the euro. If investing in the MITTS, investors should be of the view that the value of the Exchange Rate Measure will increase over the term of the MITTS (i.e., the underlying currencies will strengthen relative to the euro from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate and Final Exchange Rate (which will be rounded to four decimal places) will be determined as follows:

—	Brazilian real—the product of:

a)	the Brazilian reais/U.S. dollar exchange rate (that is, the number of Brazilian reais for which one U.S. dollar can be exchanged as reported by Reuters Group PLC (“Reuters”), under ASK on page BRFR, or any substitute page thereto, under USD, at approximately 6:00 p.m. in Sao Paulo); and

b)	the U.S. dollar/euro exchange rate (that is, the number of U.S. dollars for which one euro can be exchanged as reported by Reuters, under Reuters page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London).

—	Russian ruble—the product of:

c)	the Russian ruble/U.S. dollar exchange rate (that is, the number of Russian rubles for which one U.S. dollar can be exchanged as reported by Reuters, under page EMTA, or any substitute page thereto, at approximately 1:30 p.m. in Moscow); and

d)	the U.S. dollar/euro exchange rate (that is, the number of U.S. dollars for which one euro can be exchanged as reported by Reuters, under page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London).

—	Indonesian rupiah—the product of:

e)	the Indonesian rupiah/U.S. dollar exchange rate (that is, the number of Indonesian rupiahs for which one U.S. dollar can be exchanged as reported by Reuters, under page ABSIRFIX01, or any substitute page thereto, at approximately 11:00 a.m. in Singapore); and

f)	the U.S. dollar/euro exchange rate (that is, the number of U.S. dollars for which one euro can be exchanged as reported by Reuters, under page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London).

If the following events occur (each a “Non-Publication Event”):

—

any of the exchange rates applicable to an underlying currency (that is, the exchange rates specified in (a) or (b) above for purposes of the Brazilian real, the exchange rates specified in (c) or (d) above for purposes of the Russian ruble, or the exchange rates specified in (e) or (f) above for purposes of the Indonesian rupiah) is not so quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

—

the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or any of the exchange rates applicable to an underlying currency is not so quoted on the applicable page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate and the Final Exchange Rate for that underlying currency as follows:

—

with respect to each exchange rate which is not affected by a Non-Publication Event, the Initial Exchange Rate and Final Exchange Rate for that underlying currency will be based on that unaffected exchange rate as quoted on the pricing date (for purposes of determining the Initial Exchange Rate) or the scheduled calculation day (for purposes of determining the Final Exchange Rate); and

—

with respect to each exchange rate which is affected by a Non-Publication Event, the calculation agent will determine such exchange rate on the next applicable business day on which such exchange rate is so quoted.

For example, if the U.S. dollar/euro exchange rate is quoted on the applicable page on the scheduled calculation day, but the Brazilian reais/U.S. dollar exchange rate is not quoted on the applicable page on the scheduled calculation day, then the calculation agent will determine the Final Exchange Rate for the Brazilian real based on the product of (i) the U.S. dollar/euro exchange rate as so quoted on the scheduled calculation day, and (ii) the Brazilian reais/U.S. dollar exchange rate on the next applicable business day on which such exchange rate is so quoted.

However, in no event will the determination of the exchange rate for any underlying currency be postponed to a date that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate) (the “final determination date”).

If any of the exchange rates applicable to an underlying currency is not so quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate, as applicable, for that currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return and the Ending Value of the Exchange Rate Measure) in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the exchange rates relevant to the applicable underlying currency and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate for each underlying currency, and a brief statement of the facts relating to the determination of the Initial Exchange Rate for any underlying currency affected by the Non-Publication Event, if any. The Initial Exchange Rates and the Final Exchange Rates for all unaffected underlying currencies will be determined on the pricing date or the scheduled calculation day, as applicable.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

The value of the Exchange Rate Measure on the calculation day will equal: 100 + 100 x (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

— Brazilian real:	33.33% x	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

— Russian ruble:	33.33% x	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

— Indonesian rupiah:	33.34% x	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the euro and being negative when that underlying currency weakens relative to the euro. Assuming the Initial Exchange Rate and the Final Exchange Rate for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the euro will result in an increase in the Ending Value while any weakening an underlying currency relative to the euro will result in a decrease in the Ending Value.

The strengthening of an underlying currency relative to the euro will result in a decrease in the applicable exchange rate, while the weakening of an underlying currency relative to the euro will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to each exchange rate will equal 33.33% for the Brazilian real and the Russian ruble, and 33.34% for the Indonesian rupiah, reflecting an approximately equal weighting for each underlying currency in the Exchange Rate Measure.

The “Initial Exchange Rate” for each underlying currency will be determined on the pricing date, subject to postponement as described above, and will be set forth in the final term sheet made available in connection with sales of the MITTS.

The “Final Exchange Rate” for each underlying currency will be determined on the calculation day, subject to postponement as described above.

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based upon each exchange rate applicable to the underlying currencies as reported on Bloomberg L.P. on March 12, 2010) and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Weighted Return
Brazilian real	33.33%	2.4266(1)	1.8200	11.11%
Russian ruble	33.33%	40.3400(2)	38.3230	1.75%
Indonesian rupiah	33.34%	12,601.3888(3)	14,491.5971	-4.35%

(1)	This is the product of (a) the Brazilian reais/U.S. dollar exchange rate of 1.7624 Brazilian reais per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3769 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on March 12, 2010.

(2)	This is the product of (a) the Russian ruble/U.S. dollar exchange rate of 29.2977 Russian rubles per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3769 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on March 12, 2010, 2010.

(3)	This is the product of (a) the Indonesian rupiah/U.S. dollar exchange rate of 9152.0000 Indonesian rupiahs per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3769 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on March 12, 2010, 2010.

The hypothetical Weighted Return for each exchange rate is determined as follows:

— Brazilian real:	33.33% x	(2.4266 - 1.8200)	= 11.11%
1.8200
— Russian ruble:	33.33% x	(40.3400 - 38.3230)	= 1.75%
38.3230
— Indonesian rupiah:	33.34% x	(12,601.3888 - 14,491.5971)	= -4.35%
14,491.5971

The hypothetical Ending Value would be 108.51, determined as follows:

100 + 100 x (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 x (11.11 + 1.75 – 4.35)%

100 + 100 x (8.51%) =108.51

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Weighted Return
Brazilian real	33.33%	2.4266(1)	3.2760	–8.64%
Russian ruble	33.33%	40.3400(2)	44.3740	–3.03%
Indonesian rupiah	33.34%	12,601.3888(3)	11,341.2499	3.70%

(1)	This is the product of (a) the Brazilian reais/U.S. dollar exchange rate of 1.7624 Brazilian reais per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3769 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on March 12, 2010.

(2)	This is the product of (a) the Russian ruble/U.S. dollar exchange rate of 29.2977 Russian rubles per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3769 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on March 12, 2010, 2010.

(3)	This is the product of (a) the Indonesian rupiah/U.S. dollar exchange rate of 9152.0000 Indonesian rupiahs per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3769 U.S. dollar per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on March 12, 2010, 2010.

The hypothetical Weighted Return for each exchange rate is determined as follows:

— Brazilian real:	33.33% ×	(2.4266 - 3.2760)	= –8.64%
3.2760

— Russian ruble:	33.33% ×	(40.3400 - 44.3740)	= –3.03%
44.3740

— Indonesian rupiah:	33.34% ×	(12,601.3888 - 11,341.2499)	= 3.70%
11,341.2499

The hypothetical Ending Value would be 92.03, determined as follows:

100 + 100 x (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 x (–8.64 – 3.03 + 3.70)%

100 + 100 x (–7.97%) = 92.03

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2005 through March 12, 2010. These exchange rates were derived from publicly available information on Bloomberg, L.P., and were calculated by determining, for each period, the high/low exchange rate applicable to each underlying currency relative to the U.S. dollar, and multiplying that rate by the high/low exchange rate for the euro relative to the U.S. dollar. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one euro can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the euro for the given quarter, while the “Low” values represent the strongest that currency was relative to the euro for the given quarter.

Brazilian real

The following table sets forth the highest and lowest daily exchange rates for the Brazilian real versus the euro for the calendar quarters from the first quarter of 2005 through March 12, 2010. On March 12, 2010, the exchange rate for the Brazilian real versus the euro was 2.4266 Brazilian reais per euro, based on the Brazilian reais/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate as reported by Bloomberg L.P. The Initial Exchange Rate for the Brazilian real will be determined by the calculation agent on the pricing date, based on the Brazilian reais/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate on that date, and will be set forth in the final term sheet that will be made available in connection with sales of the MITTS.

	Low	High
2005
First Quarter	3.2741	3.7217
Second Quarter	2.8065	3.4796
Third Quarter	2.6351	3.1192
Fourth Quarter	2.5225	2.8986

2006
First Quarter	2.4871	2.8754
Second Quarter	2.4857	3.0413
Third Quarter	2.6548	2.8677
Fourth Quarter	2.6645	2.9237

2007
First Quarter	2.6358	2.8809
Second Quarter	2.5334	2.7957
Third Quarter	2.4618	2.9861
Fourth Quarter	2.4345	2.7350

2008
First Quarter	2.4122	2.9006
Second Quarter	2.4477	2.7895
Third Quarter	2.1837	3.1293
Fourth Quarter	2.3880	3.6231

2009
First Quarter	2.7272	3.4372
Second Quarter	2.4848	3.2521
Third Quarter	2.4533	2.9716
Fourth Quarter	2.4208	2.7038

2010
First Quarter (through March 12, 2010)	2.3232	2.7502

Russian Ruble

The following table sets forth the highest and lowest daily exchange rates for the Russian ruble versus the euro for the calendar quarters from the first quarter of 2005 through March 12, 2010. On March 12, 2010, the exchange rate for the Russian ruble versus the euro was 40.3400 Russian rubles per euro, based on the Russian ruble/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate as reported by Bloomberg L.P. The Initial Exchange Rate for the Russian ruble will be determined by the calculation agent on the pricing date, based on the Russian ruble/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate on that date, and will be set forth in the final term sheet that will be made available in connection with sales of the MITTS.

	Low	High
2005
First Quarter	35.0163	37.9646
Second Quarter	33.3383	37.5335
Third Quarter	33.5160	36.1601
Fourth Quarter	33.1772	35.2964

2006
First Quarter	32.7029	35.3720
Second Quarter	32.3265	35.8319
Third Quarter	33.3541	34.8729
Fourth Quarter	32.7470	35.9990

2007
First Quarter	33.4878	35.6028
Second Quarter	34.1667	35.5534
Third Quarter	33.3754	36.9375
Fourth Quarter	34.1156	37.2551

2008
First Quarter	33.8962	39.2733
Second Quarter	35.8629	38.2073
Third Quarter	32.4161	41.0311
Fourth Quarter	32.0457	42.6524

2009
First Quarter	36.5218	51.0818
Second Quarter	39.4699	48.8898
Third Quarter	41.6473	48.4621
Fourth Quarter	40.8775	46.6640

2010
First Quarter (through March 12, 2010)	39.5724	44.2445

Indonesian Rupiah

The following table sets forth the highest and lowest daily exchange rates for the Indonesian rupiah versus the euro for the calendar quarters from the first quarter of 2005 through March 12, 2010. On March 12, 2010, the exchange rate for the Indonesian rupiah versus the euro was 12,601.3888 Indonesian rupiahs per euro, based on the Indonesian rupiah /U.S. dollar exchange rate and the U.S. dollar/euro exchange rate as reported by Bloomberg L.P. The Initial Exchange Rate for the Indonesian rupiah will be determined by the calculation agent on the pricing date, based on the Indonesian rupiah /U.S. dollar exchange rate and the U.S. dollar/euro exchange rate on that date, and will be set forth in the final term sheet that will be made available in connection with sales of the MITTS.

	Low	High
2005
First Quarter	11,653.5195	12,811.9475
Second Quarter	11,346.1760	12,772.9120
Third Quarter	11,574.6950	13,514.0050
Fourth Quarter	11,302.3950	12,548.0237

2006
First Quarter	10,692.0945	12,079.3205
Second Quarter	10,524.5379	12,275.1360
Third Quarter	11,310.7725	11,983.1140
Fourth Quarter	11,255.4435	12,312.9204

2007
First Quarter	11,568.8889	12,387.8175
Second Quarter	11,539.4850	12,457.4500
Third Quarter	12,083.4000	13,525.1160
Fourth Quarter	12,717.6544	14,028.7576

2008
First Quarter	13,095.3240	14,986.2010
Second Quarter	14,132.6820	14,959.5805
Third Quarter	12,700.3854	15,150.6628
Fourth Quarter	11,802.9534	18,240.0350

2009
First Quarter	13,538.6650	16,994.4500
Second Quarter	12,830.5530	16,584.3285
Third Quarter	13,409.1672	15,223.3470
Fourth Quarter	13,308.5660	14,627.0110

2010
First Quarter (through March 12, 2010)	12,361.6064	13,682.8564

While historical information on the Exchange Rate Measure will not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the Exchange Rate Measure from December 31, 2004 through February 28, 2010 based upon historical exchange rates as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2004 and the value of the Exchange Rate Measure as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Emerging Market Currency Basket vs. the Euro” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the Exchange Rate Measure or what the value of the MITTS may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the MITTS, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the MITTS, we intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a MITTS without regard to cash, if any, received on the MITTS.

•

Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement MITTS-4, which you should carefully review prior to investing in the MITTS. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-4.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of MITTS or other instruments with terms substantially the same as the MITTS. However, although the matter is not free from doubt, under current law, each MITTS should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS. You should be aware, however, that the IRS is not bound by our characterization of the MITTS as indebtedness and the IRS could possibly take a different position as to the proper characterization of the MITTS for U.S. federal income tax purposes. If the MITTS are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the MITTS could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a MITTS could differ materially from the timing and character of income, gain, or loss recognized in respect of a MITTS had the MITTS in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS. The following summary assumes that the MITTS will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the MITTS at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the MITTS is the U.S. dollar and, accordingly, we intend to take the position that the MITTS will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the MITTS generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a MITTS. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a MITTS must timely disclose and justify the use of other estimates to the IRS. If a U.S. Holder purchases MITTS for an amount that is less than the issue price of the MITTS, the U.S. holder must reasonably allocate the difference to daily portions of interest over the term of the MITTS. The amount of the difference allocated to a daily portion of interest is treated as a positive adjustment on the date the daily portion accrues. On the date of the adjustment, the U.S. holder’s adjusted tax basis in the MITTS is increased by the amount of the adjustment.

Sale, Exchange, or Retirement of the MITTS. Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder’s tax basis in a MITTS generally will equal the cost of that MITTS, increased by the amount of OID previously accrued by the holder for that MITTS (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the MITTS. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 2.00% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the MITTS as if the MITTS had been issued on May 7, 2010 and were scheduled to mature on May 1, 2012. This tax accrual table is based upon a hypothetical projected payment schedule per $10.00 principal amount of the MITTS, which would consist of a single payment of $10.4026 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the MITTS During Accrual Period (per Unit of the MITTS)	Total Interest Deemed to Have Accrued on the MITTS as of End of Accrual Period (per Unit of the MITTS)
May 7, 2010 to December 31, 2010	$0.1303	$0.1303
January 1, 2011 to December 31, 2011	$0.2036	$0.3339
January 1, 2012 to May 1, 2012	$0.0687	$0.4026

Hypothetical Projected Redemption Amount = 10.4026 per unit of the MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement MITTS-4.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the MITTS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factor” in the sections indicated on the cover of this term sheet. The MITTS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-4 dated September 24, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509197085/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the MITTS, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“MITTS®” and “Market Index Target-Term Securities®” are our registered service marks.